Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment No. 2 Registration Statement on Form S-1 of our report dated June 12, 2025, with respect to the consolidated financial statements of Seneca Financial Corp. and Subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024. We also hereby consent to the reference of our firm under the heading “Experts” in the Prospectus included as part of the Registration Statement.

/s/ Bonadio & Co., LLP

Syracuse, New York

July 31, 2025